As Filed with the Securities and Exchange Commission on November 17, 2006

Registration No.:  333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASPYRA, INC.

(Exact name of Registrant as specified in its charter)

California	95-3353465
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26115-A Mureau Road
Calabasas, California	91302
(Address of Principal Executive Offices)	(Zip Code)

2005 Equity Incentive Plan

(Full Title of the Plan)

Steven M. Besbeck
President and Chief Executive Officer
Aspyra, Inc.
26115-A Mureau Road
Calabasas, California 91302

 (Name and Address of Agent for Service)

(818) 880-6700

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Joseph E. Nida, Esq.

Sheppard, Mullin, Richter & Hampton LLP

800 Anacapa Street

Santa Barbara, CA 93101

(805) 568-1151

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, no par value per share	1,290,875 shares	$2.17	$2,801,199	$299.73

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall cover any additional securities that may from time to time be offered or issued under the adjustment provisions of the employee benefit plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Registrant’s common stock, as reported on the American Stock Exchange on November 14, 2006

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to participants in the 2005 Equity Incentive Plan (the “Plan”) of Aspyra, Inc., a California corporation (the “Registrant”), as specified by Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  These documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424 in accordance with the Note to Part I of Form S-8.  These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents are hereby incorporated by reference into this registration statement:

(a)                                  The Registrant’s annual report on Form 10-KSB for the year ended December 31, 2005, filed on April 17, 2006, as amended by the Form 10-KSB/A (Amendment No. 1) filed on August 31, 2006;

(b)                                 The Registrant’s quarterly reports on Form 10-QSB for the quarter ended March 31, 2006, filed on May 19, 2006, the quarter ended June 30, 2006, filed on August 14, 2006, and the quarter ended September 30, 2006, filed on November 14, 2006;

(c)                                  The Registrant’s current reports on Form 8-K filed on February 6, 2006, May 18, 2006 and October 23, 2006 (excluding those portions which are deemed furnished and not filed pursuant to General Instruction B(2) of Form 8-K);

(d)                                 All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the annual report referred to in (a) above; and

(e)                                  The description of the Registrant’s Common Stock, which is contained in the registration statement on Form SB-2 as filed with the Securities and Exchange Commission on August 31, 2006 (File No. 333-134926), and any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof from the date of filing of such documents. Any statement in a document incorporated or deemed to be incorporated by reference herein, but that is not deemed “filed” under the Securities Act or the Exchange Act, is not incorporated by reference herein.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

California General Corporate Law

Sections 204(a)(10), 204(a)(11), 204.5 and 317 of the California General Corporation Law (“CGCL”) permit a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.  The Registrant’s Articles of Incorporation provide that the liability of directors for monetary damages shall be eliminated to the fullest extent permitted under California law.  In addition, the Registrant’s Articles of Incorporation provide that the Registrant is authorized to provide indemnification of agents, including directors, officers, employees and other agents (as defined in Section 317 of the CGCL) for breach of duty to the Registrant and its shareholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the CGCL, subject only to the applicable limits set forth in Section 204 of the CGCL.

The Registrant’s Bylaws provide that, to the maximum extent permitted by the CGCL, the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any proceeding by reason of the fact that such person was an agent of the Registrant, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding.  The Registrant may advance expenses incurred in defending any proceeding prior to the final disposition of such proceeding to the maximum extent permitted by the CGCL.

The above discussion of the CGCL and the Registrant’s Articles of Incorporation and Bylaws is not intended to be exhaustive and is qualified in its entirety by such statutes, Articles of Incorporation and Bylaws.

Indemnification for liabilities arising under the Securities Act may be permitted to the Registrant’s directors, officers and controlling persons under the foregoing provisions, or otherwise. The Registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Directors’ and Officers’ Liability Insurance

Section 317(i) of the CGCL further provides that a corporation may purchase and maintain insurance on behalf of any agent, including any director, officer, employee or other agent of the corporation.

The Registrant’s bylaws permit the Registrant to secure insurance on behalf of any officer, director, employee or other agent of the Registrant.

The Registrant has obtained policies of insurance under which, subject to the limitations of such policies, coverage is provided to the Registrant’s directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer.

Indemnification Agreements

The Registrant has entered into agreements to indemnify its directors and executive officers in addition to the indemnification provided for in its Articles of Incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for expenses, judgments, fines and settlement amounts incurred by any of these people in any action or proceeding arising out of his or her services as a director or executive officer or at the Registrant’s request. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified people as directors and executive officers.

Merger Agreement

Pursuant to the Agreement and Plan of Reorganization, dated as of August 16, 2005, by and among the Registrant, StorCOMM, Inc. and Xymed.com, Inc. (referred to herein as the merger agreement), the Registrant agreed that it will indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of StorCOMM and its subsidiaries, to the same extent these directors, officers and employees were indemnified or had the right to advancement of expenses as of the date of the merger agreement by StorCOMM pursuant to StorCOMM’s certificate of incorporation, by-laws and indemnification agreements, in existence on the date of the merger agreement with any of the directors, officers and employees of StorCOMM and its subsidiaries for acts or omissions occurring at or prior to the date of the merger, including for acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger.

Subject to certain limitations, the Registrant also agreed to cause to be maintained for a period of six years after the merger the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance, if any, maintained by StorCOMM with respect to claims arising from facts or events that occurred on or before the merger.

As of the date of the merger agreement, StorCOMM did not maintain directors’ or officers’ liability insurance or fiduciary liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description of Document
4.1	Restated Articles of Incorporation, as amended (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2-85265)
4.2

Amendment to Restated Articles of Incorporation (included as an Annex to the joint proxy statement/prospectus that is part of the Registrant’s Registration Statement on Form S-4, originally filed on October 3, 2005, SEC File No. 333-128795, and incorporated herein by reference)

4.3	Bylaws, as amended (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2-85265)
4.4

Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3, File No. 333-134926, filed with the Securities and Exchange Commission on June 9, 2006)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)

Item 9.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Calabasas, State of California, on this 17th day of November, 2006.

ASPYRA, INC.

By:	/s/ Steven M. Besbeck
Steven M. Besbeck
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned directors and officers of ASPYRA, INC., a California corporation (the “Registrant”), hereby nominate and appoint Steven M. Besbeck and Anahita Villafane, and each of them acting or signing singly, as his or her agents and attorneys-in-fact (the “Agents”), in his or her respective name and in the capacity or capacities indicated below to execute and/or file, with all exhibits thereto, and other documents in connection therewith, (1) a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), in connection with the registration under the Act of shares of the Registrant’s Common Stock issuable under the 2005 Equity Incentive Plan (including the schedules and all exhibits and other documents filed therewith or constituting a part thereof); and (2) any one or more amendments to any part of the foregoing registration statement, including any post-effective amendments, or appendices or supplements that may be required to be filed under the Act to keep such registration statement effective or to terminate its effectiveness.

Further, the undersigned do hereby authorize and direct such agents and attorneys-in-fact to take any and all actions and execute and file any and all documents with the Securities and Exchange Commission (the “SEC”), or state regulatory agencies, necessary, proper or convenient in their opinion to comply with the Act and the rules and regulations or orders of the SEC, or state regulatory agencies, adopted or issued pursuant thereto, including the making of any requests for acceleration of the effective date of said registration statement, to the end that the registration statement of the Company shall become effective under the Act and any other applicable law.

Finally, each of the undersigned does hereby ratify, confirm and approve each and every act and document which the said appointed agents and attorneys-in-fact may take, execute or file pursuant thereto with the same force and effect as though such action had been taken or such documents had been executed or filed by the undersigned respectively.

This Power of Attorney shall remain in full force and effect until revoked or superseded by written notice filed with the SEC.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
President, Chief Executive Officer
/s/ Steven M. Besbeck	(Principal Executive Officer) and	November 17, 2006
Steven M. Besbeck	Director

/s/ Lawrence S. Schmid	Director	November 17, 2006
Lawrence S. Schmid

/s/ Robert S. Fogerson, Jr.	Director	November 17, 2006
Robert S. Fogerson, Jr.

/s/ Norman R. Cohen	Director	November 17, 2006
Norman R. Cohen

/s/ Bradford G. Peters	Director	November 17, 2006
Bradford G. Peters

/s/ C. Ian Sym-Smith	Director	November 17, 2006
C. Ian Sym-Smith

/s/ Anahita Villafane	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 17, 2006
Anahita Villafane

INDEX OF EXHIBITS

Exhibit Number	Description of Document
4.1	Restated Articles of Incorporation, as amended (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2-85265)
4.2

Amendment to Restated Articles of Incorporation (included as an Annex to the joint proxy statement/prospectus that is part of the Registrant’s Registration Statement on Form S-4, originally filed on October 3, 2005, SEC File No. 333-128795, and incorporated herein by reference)

4.3	Bylaws, as amended (incorporated by reference to an exhibit to the Registrant’s Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2-85265)
4.4

Form of common stock certificate (incorporated by reference to Exhibit 4.1 to the Registrant’s Registration Statement on Form S-3, File No. 333-134926, filed with the Securities and Exchange Commission on June 9, 2006)

5.1	Opinion of Sheppard, Mullin, Richter & Hampton LLP
23.1	Consent of BDO Seidman, LLP
23.2	Consent of Sheppard, Mullin, Richter & Hampton LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page to this Registration Statement)